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                                                                    EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Analog Devices, Inc. 2006 Stock Incentive Plan of our reports dated November 18, 2005, with respect to the consolidated financial statements and schedule of Analog Devices, Inc. included in its Annual Report (Form 10-K) for the year ended October 29, 2005, Analog Devices, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Analog Devices, Inc., filed with the Securities and Exchange Commission.


                                                   /s/ Ernst & Young LLP


Boston, Massachusetts
March 13, 2006